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Exhibit 10.24

Integration Bonus Plan

        Integration Bonus Plan adopted August 5, 2003 by the Compensation Committee of the Board of Directors of Registrant providing for one-half of the annual bonus payout based on the previous year's bonus formulas and assuming that 100% of the target goals had been met. This bonus was paid to former Gart Sports Company employees.

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  Exhibit 10.24
Integration Bonus Plan